Exhibit 99.1

LifeCare Holdings, Inc.

News Release For Immediate Release November 14, 2011	Contact: Chris A. Walker 469-241-2116

LifeCare Holdings, Inc. Announces Third Quarter Results

Plano, TEXAS – LifeCare Holdings, Inc. (the “Company”) today announced its operating results for the third quarter ended September 30, 2011. As previously announced, the Company completed the acquisition of seven long term acute care hospitals, which operate 335 beds, from HealthSouth Corporation on August 1, 2011. Additionally, the Company opened a 40-bed transitional care unit in one of its hospitals located in Pittsburgh, Pa. on September 11, 2011. The recent acquisition and the opening of the new transitional care unit represent a 35% increase in the licensed bed capacity of the Company. The Company’s consolidated financial statements include the operating results for the acquired hospitals since the date of acquisition, as well as the start-up costs and operating results of the new transitional care unit.

Phillip B. Douglas, Chairman and CEO of the Company, commented, “The integration of the HealthSouth hospitals into our Company over the last two months has gone extremely well. The addition of these hospitals, as well as the opening of the transitional care unit in Pittsburgh, will position our Company for growth over the next several quarters. We are optimistic that the results will be consistent with our expectations.”

Three Months Ended September 30, 2011

Net Revenues

Our net patient service revenue of $102.6 million for the three months ended September 30, 2011, increased $17.1 million, or 20.0%, from $85.5 million in the comparable period in 2010. Patient days in the 2011 period increased 10,722, or 19.1%, from the same period in 2010, while admissions were 378, or 19.0%, greater than the same period in 2010. On a same store basis, patient days decreased by 384, or 0.7%, while admissions were essentially flat, as compared to the same period in 2010.

The increase of $17.1 million in net patient service revenues was attributable to an increase of $16.1 million from the recently acquired hospitals and an increase of $1.0 million on a same store basis. The net increase on a same store basis was comprised of a favorable variance of $1.2 million attributable to an increase in net patient service revenue on a per patient day basis and a net increase of $0.3 million attributable to a decrease in adjustments related to changes in estimates and settlements on cost reports filed with the Medicare program, offset by an unfavorable variance of $0.5 million as the result of the decrease in patient days. During the three months ended September 30, 2011 and 2010, we recorded reductions in net patient service revenue of $0.2 million and $0.5 million, respectively, related to changes in estimates and settlements on cost reports filed with the Medicare program.

Our net patient service revenue per patient day during the three months ended September 30, 2011 and 2010, was $1,533 and $1,521, respectively. However, exclusive of the cost report reimbursement adjustments and results of the recently acquired hospitals, net patient service revenue per patient day for the three months ended September 30, 2011 and 2010, was $1,551 and $1,530, respectively, or an increase of 1.4%, primarily a result of marginal increases in reimbursement from Medicare and Medicare replacement payors during the period.

Expenses

Total expenses increased by $28.5 million to $115.9 million for the three months ended September 30, 2011, as compared to the same period in 2010. This increase was primarily attributable to the addition of the recently acquired hospitals. Excluding the operational results of these acquired hospitals, total expenses increased $13.4 million for the three months ended September 30, 2011, as compared to the same period in 2010.

The remaining $13.4 million increase in expenses was primarily attributable to an increase of $8.4 million in net interest expense, $2.2 million of expenses associated with the acquisition of the new hospitals and $0.5 million in start-up expenses associated with the opening of a new 40-bed transitional care unit. The increase in net interest expense was the result of the higher margin rate associated with the new senior secured credit agreement and interest on the additional borrowing related to the purchase of the additional hospitals. Salary, wages and benefits increased by $1.5 million during the 2011 period, excluding the impact of the recently acquired hospitals and the new transitional care unit. This increase was primarily attributable to higher employee healthcare costs during the period and annual inflationary increases.

Net Earnings

We reported a net loss of $13.3 million for the three months ended September 30, 2011, as compared to a net loss of $1.7 million during the three months ended September 30, 2010. The difference between the 2011 and 2010 periods was primarily attributable to the increase in net interest expense and the expenses associated with the acquisition, as previously discussed.

Credit Agreement EBITDA

For the quarter ended September 30, 2011, adjusted EBITDA as defined in our senior secured credit facility, which we refer to as Credit Agreement EBITDA, was $7.1 million, on a pro forma basis. Credit Agreement EBITDA reflects the elimination of start-up costs and certain other non-recurring/operational expenditures as defined in our credit agreement. As of September 30, 2011, we were in compliance with all covenants contained in our senior secured credit facility.

Nine Months Ended September 30, 2011

Net Revenues

Our net patient service revenue of $293.5 million for the nine months ended September 30, 2011, increased $22.4 million, or 8.3%, from the comparable period in 2010. Patient days in the 2011 period were 13,368, or 7.7%, greater than the same period in 2010, while admissions were 424, or 7.0%, more than the same period in 2010. On a same store basis, patient days increased by 2,262, or 1.3%, and admissions increased by 45, or 0.7%, as compared to the same period in 2010.

The increase of $22.4 million in net patient service revenues was attributable to an increase of $16.1 million from the recently acquired hospitals and an increase of $6.3 million on a same store basis. The net increase on a same store basis was comprised of a favorable variance of $3.6 million as the result of the increase in patient days and a net increase of $2.8 million attributable to a decrease in adjustments related to changes in estimates and settlements on cost reports filed with the Medicare program, offset by an unfavorable variance of $0.1 million attributable to a decrease in net patient service revenue on a per patient day basis. During the nine months ended September 30, 2011 and 2010, we recorded reductions in net patient service revenue of $1.3 million and $4.1 million, respectively, related to changes in estimates and settlements on cost reports filed with the Medicare program.

Our net patient service revenue per patient day was $1,571 and $1,563, for the nine months ended September 30, 2011 and 2010, respectively. However, exclusive of the cost report reimbursement adjustments and the results of the recently acquired hospitals, net patient service revenue per patient day for the nine months ended September 30, 2011 and 2010, was $1,586 for both periods.

Expenses

Total expenses increased by $48.3 million to $315.1 million for the nine months ended September 30, 2011, as compared to the same period in 2010. A portion of this increase was attributable to the addition of the recently acquired hospitals. Excluding the operational results of these acquired hospitals, total expenses increased $33.2 million for the nine months ended September 30, 2011, as compared to the same period in 2010.

The $33.2 million increase in expenses was primarily attributable to an increase of $19.6 million in net interest expense, a $2.8 million loss related to the write-off of deferred financing cost as a result of the refinancing of the senior secured credit facility during the period, $2.8 million of expenses associated with the acquisition of the new hospitals and $0.6 million in start-up expenses associated with the opening of a new 40-bed transitional care unit. The remaining $7.4 million increase in expenses was principally attributable to an increase of $6.7 million in salary, wages and benefits during the 2011 period, excluding the impact of the recently acquired hospitals and the new transitional care unit. This increase was the result of an increase of $1.8 million in employee healthcare cost during the period, the increase in patient days during the period and other annual inflationary increases. The $19.6 million increase in net interest expense was the result of the higher margin rate associated with the new senior secured credit agreement and interest on the additional borrowing related to the purchase of the new hospitals.

Net Earnings

We reported a net loss of $21.6 million for the nine months ended September 30, 2011, as compared to net income of $4.5 million during the nine months ended September 30, 2010. The difference between the 2011 and 2010 periods was primarily attributable to the increase in net interest expense, the loss related to the write-off of deferred financing cost as a result of the refinancing of the senior secured credit facility and the expenses associated with the acquisition, as previously discussed.

Credit Agreement EBITDA

For the nine months ended September 30, 2011, adjusted EBITDA as defined in our senior secured credit facility, which we refer to as Credit Agreement EBITDA, was $36.5 million, on a pro forma basis. Credit Agreement EBITDA reflects the elimination of start-up costs and certain other non-recurring/operational expenditures as defined in our credit agreement.

Liquidity and Capital Resources

At September 30, 2011, our outstanding indebtedness consisted of $119.3 million aggregate principal amount of senior subordinated notes due 2013 and a $309.8 million senior secured term loan facility that is scheduled to mature in 2016. At September 30, 2011, the weighted average interest rate applicable to the $309.8 million under our term loan facility was 13.50%.

As a result of the impending maturities and increasingly more restrictive covenant requirements under our previous senior secured credit facility, we completed a refinancing of our previous senior secured credit facility with a new senior secured credit facility that consisted of an initial $257.5 million senior secured term loan (subject to paid-in-kind interest options as discussed below) and a new $30.0 million senior secured revolving credit facility on February 1, 2011 (the “Credit Agreement”). The proceeds of this new Credit Agreement along with cash on hand were utilized to pay off our previous senior secured credit facility, revolving credit facility and the fees and expenses associated with the new Credit Agreement.

The Credit Agreement also imposes certain financial covenants on us including: minimum cumulative consolidated EBITDA requirements beginning with the first fiscal quarter of 2011 through the end of the third fiscal quarter of 2011; a maximum ratio of 6.0x consolidated EBITDA to total senior secured indebtedness tested quarterly on a trailing 12 month basis, beginning on the last day of the fourth quarter of 2011; and a minimum ratio of 1.25x consolidated EBITDA to consolidated cash interest expense, tested quarterly on a trailing 12 month basis beginning on the last day of the fourth fiscal quarter of 2011. The maximum leverage ratio is scheduled to adjust to 5.75x beginning with the trailing four quarter period ending June 30, 2012.

The term loan and revolving credit facility under the Credit Agreement have scheduled maturity dates of February 1, 2016, and February 1, 2015, respectively. However, if our outstanding senior subordinated notes are not refinanced, purchased or defeased in full by May 15, 2013, then the term loan and the then outstanding balance under the revolving credit facility will be due in full on May 15, 2013.

Borrowings under the term loan facility of the Credit Agreement bear interest at a rate per annum equal to an applicable margin plus, at our option, either (a) an alternate base rate determined by reference to the highest of (1) the prime rate of JPMorgan Chase Bank, N.A., (2) the federal funds rate in effect on such date plus 1/2 of 1% and (3) the LIBOR rate for a one month interest period plus 1% or (b) a LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for the relevant interest period adjusted for certain additional costs. The applicable margin percentage is 12.25% for term loans that are alternate base rate loans and 13.25% for term loans based on the LIBOR rate. For the term loans, we may, in our discretion, elect for the relevant interest period (a) to pay the entire amount of interest in cash or (b) to pay 5.50% of such interest “in-kind” by adding such interest to the outstanding principal of the term loans as of the applicable interest payment date. The applicable margin percentage for revolving loans is 6.75% for alternate base loans and 7.75% for LIBOR loans.

We may not be able to continue to satisfy the covenant requirements in subsequent periods. In the event we are unable to comply with the covenants under the Credit Agreement, an event of default may occur. If we are unable to obtain waivers or amendments to cure such event of default, the lenders would be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement, terminating our access to our revolving credit facility and all actions permitted to be taken by a secured creditor. Acceleration under the Credit Agreement would further create a cross-default under our senior subordinated notes indenture. Such acceleration would have a material adverse effect on our financial position, results of operations and cash flow.

We are continuing to pursue operational and strategic objectives that may result in profitability and lower total indebtedness in order to remain in compliance with the financial covenants under the Credit Agreement. These objectives include, among other items, increasing the occupancy levels of our hospitals, reducing administrative and operating expenses, and reducing days of net patient service revenue in accounts receivable. We also continue to seek opportunities to refinance our senior subordinated notes and explore various strategic transactions, such as an acquisition, as a means to reduce our leverage and strengthen our operating and financial conditions.

Forward-Looking Statements

This press release includes forward-looking statements regarding, among other items, operations, proposed regulations and their possible effect on the Company’s results. Such statements are subject to a number of uncertainties and risks that could significantly affect current plans. Furthermore, actual results may differ materially from those experienced or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, risks relating to operating in a regulated environment, implementing our business plan, maintaining relationships with physicians in our markets, availability of sufficient nurses and therapists, competition, retaining key management, ability to service our debt requirements, litigation matters and availability of insurance. Further information about factors that could affect the Company’s financial and other results is included in our Form 10-K as filed on March 30, 2011, which can be viewed on the SEC’s website. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. As a result, you should not place undue reliance on forward-looking statements, which reflect management’s views only as the date hereof. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Credit Agreement EBITDA is used in the calculations of the minimum cumulative consolidated EBITDA requirements that are included in the covenants contained in our existing senior secured credit agreement. Credit Agreement EBITDA is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operations or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition the calculation of Credit Agreement EBITDA is susceptible to varying interpretations and calculation, and the amounts presented may not be comparable to similarly titled measures of other companies. Credit Agreement EBITDA may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows. For the trailing-twelve month period ended September 30, 2011, Credit Agreement EBITDA on a pro forma basis was $45.8 million.

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LifeCare, based in Plano, Texas, currently operates 27 long-term acute care hospitals located in ten states. Long-term acute care hospitals specialize in the treatment of medically complex patients who typically require extended hospitalization. For more information on LifeCare, visit our website at www.lifecare-hospitals.com.

Schedule 1

Condensed Consolidated Statements of Operations

For the Three Months Ended September 30, 2010 and 2011

(In thousands)

(Unaudited)

	2010	2011	% Change
Net patient service revenue	$85,532	$102,599	20.0%

Expenses:
Salaries, wages and benefits	41,291	50,526	22.4%
Supplies	8,708	10,540	21.0%
Rent	6,498	8,685	33.7%
Other operating expense	19,558	26,446	35.2%
Provision for doubtful accounts	1,765	1,781	0.9%
Depreciation and amortization	2,376	2,354	-0.9%
Interest expense, net	7,184	15,571	116.7%

Total expenses	87,380	115,903	32.6%

Operating loss	(1,848)	(13,304)	-619.9%
Equity in income of joint venture	243	85	-65.0%

Loss before income taxes	(1,605)	(13,219)	-723.6%
Provision for income taxes	92	100	8.7%

Net loss	$(1,697)	$(13,319)	-684.9%

Reconciliation to Credit Agreement EBITDA:
Operating loss—per above	$(1,848)	$(13,304)
Adjusted for:
Depreciation and amortization	2,376	2,354
Interest expense, net	7,184	15,571
(Income) loss attributable to unrestricted subsidiary	(1,370)	(327)
Dividend from unrestricted subsidiary	652	223
Hospital closure/relocation/start-up losses	9	483
Non-recurring charges for permitted acquisitions	—	2,190
Non-cash charges	52	3
New Orleans operations	14	40
Other credit agreement add-back items	550	263

Credit Agreement EBITDA	7,619	7,496

Pro forma permitted acquisition EBITDA prior to acquisition date	—	(416)

Pro forma Credit Agreement EBITDA	$7,619	$7,080

Schedule 2

Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2010 and 2011

(In thousands)

(Unaudited)

	2010	2011	% Change
Net patient service revenue	$271,126	$293,510	8.3%

Expenses:
Salaries, wages and benefits	125,461	139,941	11.5%
Supplies	27,260	29,354	7.7%
Rent	19,419	21,878	12.7%
Other operating expense	60,700	69,388	14.3%
Provision for doubtful accounts	5,183	4,367	-15.7%
Gain on early extinguishment of debt	—	2,772	NM
Depreciation and amortization	7,461	6,528	-12.5%
Interest expense, net	21,277	40,845	92.0%

Total expenses	266,761	315,073	18.1%

Operating income (loss)	4,365	(21,563)	-594.0%
Equity in income of joint venture	653	562	-13.9%

Income (loss) before income taxes	5,018	(21,001)	-518.5%
Provision for income taxes	492	550	11.8%

Net income (loss)	$4,526	$(21,551)	-576.2%

Reconciliation to Credit Agreement EBITDA:
Operating income (loss)—per above	$4,365	$(21,563)
Adjusted for:
Depreciation and amortization	7,461	6,528
Interest expense, net	21,277	40,845
Gain on early extinguishment of debt	—	2,772
(Income) loss attributable to unrestricted subsidiary	(6,377)	(2,567)
Dividend from unrestricted subsidiary	4,243	1,015
Hospital closure/relocation/start-up losses	9	615
Non-recurring charges for permitted acquisitions	—	2,928
Non-cash charges	204	9
New Orleans operations	120	61
Other credit agreement add-back items	1,236	615

Credit Agreement EBITDA	32,538	31,258

Pro forma permitted acquisition EBITDA prior the acquisition date	—	5,273

Pro forma Credit Agreement EBITDA	$32,538	$36,531

Schedule 3

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2010	September 30, 2011
Assets
Current assets:
Cash and cash equivalents	$54,570	$21,560
Accounts receivable, net	67,275	75,539
Other current assets	5,975	8,659

Total current assets	127,820	105,758
Property and equipment, net	76,832	77,909
Goodwill and other identifiable intangibles, net	263,782	293,100
Other assets	8,763	26,345

	$477,197	$503,112

Liabilities and Stockholder’s Deficit
Current liabilities:
Payables and accruals	$47,570	$55,523
Estimated third-party payor settlements	4,318	9,364
Current installments of long-term debt	1,931	3,047
Current installments of obligations under capital leases	838	620
Current installment of lease financing obligation	480	509

Total current liabilities	55,137	69,063
Long-term debt, excluding current installments	393,981	426,064
Obligations under capital leases, excluding current installments	425	37
Lease financing obligation	19,558	19,172
Accrued insurance	4,032	4,824
Other noncurrent liabilities	15,544	16,983

Total liabilities	488,677	536,143
Stockholder’s deficit	(11,480)	(33,031)

	$477,197	$503,112

Schedule 4

Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2010 and 2011

(In thousands)

(Unaudited)

	2010	2011
Cash flows from operating activities:
Net income (loss)	$4,526	$(21,551)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,199	11,879
Provision for doubtful accounts	5,183	4,367
Paid in kind interest	—	6,517
Equity compensation amortization	196	—
Gain on early extingusihment of debt	—	2,772
Equity in income of joint venture	(653)	(562)
Changes in operating assets and liabilities:
Accounts receivable	2,990	(12,631)
Income taxes	(194)	191
Other current assets	(921)	(1,283)
Other assets	460	(2,835)
Estimated third-party payor settlements	(6,536)	5,046
Accounts payable and accrued expenses	(9,349)	5,934
Other liabilities	3,895	2,231

Net cash provided by operating activities	8,796	75

Cash flows from investing activities:
Purchases of property and equipment	(2,626)	(3,165)
Payments for acquisition	—	(33,262)

Net cash used in investing activities	(2,626)	(36,427)

Cash flows from financing activities:
Deferred financing cost	—	(22,291)
Net change in borrowings under the line of credit	—	(35,000)
Proceeds from long-term debt	—	304,700
Payments of long-term debt	(1,913)	(243,018)
Payments on obligations under capital leases	(857)	(693)
Payments on lease financing obligation	(329)	(356)

Net cash provided by (used in) financing activities	(3,099)	3,342

Net increase (decrease) in cash and cash equivalents	3,071	(33,010)
Cash and cash equivalents, beginning of period	46,681	54,570

Cash and cash equivalents, end of period	$49,752	$21,560

Schedule 5

Selected Operating Statistics

	Three months ended September 30, 2010	Three months ended September 30, 2011
Number of hospitals within hospitals (end of period)	8	8
Number of freestanding hospitals (end of period)	11	19
Number of total hospitals (end of period)	19	27
Licensed beds (end of period)	1,057	1,432
Average licensed beds (1)	1,057	1,294
Admissions	1,993	2,371
Patient days	56,217	66,939
Occupancy rate	57.8%	56.2%
Percent net patient service revenue from Medicare	60.8%	60.1%
Percent net patient service revenue from commercial payors and Medicaid (2)	39.2%	39.9%
Net patient service revenue per patient day	$1,521	$1,533

	Nine months ended September 30, 2010	Nine months ended September 30, 2011
Number of hospitals within hospitals (end of period)	8	8
Number of freestanding hospitals (end of period)	11	19
Number of total hospitals (end of period)	19	27
Licensed beds (end of period)	1,057	1,432
Average licensed beds (1)	1,058	1,136
Admissions	6,083	6,507
Patient days	173,465	186,833
Occupancy rate	60.1%	60.2%
Percent net patient service revenue from Medicare	59.3%	59.9%
Percent net patient service revenue from commercial payors and Medicaid (2)	40.7%	40.1%
Net patient service revenue per patient day	$1,563	$1,571

(1)	The licensed beds are only calculated on the beds at locations that were open for operations during the applicable periods.
(2)	The percentage of net patient service revenue from Medicaid is less than three percent for each of the periods presented.